Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Electronics Announces the Appointment of Stephen J. Beaver as Vice President and General Counsel

SCOTTSDALE, AZ., August 6, 2018 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of Stephen J. Beaver as Vice President and General Counsel, effective immediately. In this role, Mr. Beaver will be responsible for the Company’s global legal organization and serve as the corporate secretary.

“Steve’s experience and knowledge is matched by his demonstrated ability to deliver on strategic business results,” said Paul Tufano, CEO and president, Benchmark Electronics. “His expertise complements our strong group of leaders, and I’m delighted to welcome him to the team.”

Mr. Beaver brings more than 20 years of experience to Benchmark, most recently serving as SVP General Counsel & Corporate Secretary of Aspect Software, an enterprise software company. Prior to this role, he was with TPI Composites from 2008 to 2013, where he held the post of General Counsel and Corporate Secretary, and prior to this with Swift Corporation as Vice President, General Counsel. Earlier in his career, Mr. Beaver practiced in the areas of labor and employment law and commercial litigation. Mr. Beaver holds a B.A. from The University of Arizona and a J.D. from Marquette University Law School.

“I am excited to have the opportunity to lead Benchmark’s global legal organization”, said Beaver. “This is a unique opportunity to work alongside a talented and diversified group of professionals in achieving the strategic, business and financial objectives of the Company.”

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machining services to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation. Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

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